EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BabyUniverse, Inc. on Form S-8 of our report dated March 29, 2007 with respect to the consolidated financial statements of eToys Direct, Inc. as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007 and January 28, 2006 and the period from May 10, 2004 (inception) to January 29, 2005, filed with the Securities and Exchange Commission in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-143765) on September 28, 2007.

/s/ Ernst & Young LLP

November 1, 2007

Denver, Colorado